EXHIBIT 10.23

ASSET PURCHASE AGREEMENT

between

HOME BISTRO FOODS, INC.

as Seller

and

DINEWISE, INC.

as Buyer

Dated as of June___, 2009

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Exhibits

Exhibit A	Form of Consideration Note
Exhibit B	Form of Bill of Sale and Assignment Agreement

Schedules

Schedule 1.1(A)	Furniture and Fixtures
Schedule 1.1(B)	Inventory
Schedule 1.1(C)	Secured Creditors
Schedule 2.1 (n)	Other Purchased Assets
Schedule 2.1(0)	Purchased Contracts
Schedule 3.2(a)(ix)	Key Individuals
Schedule 4.6(c)	Sufficiency of Purchased Assets
Schedule 4.8	Consents
Schedule 4.9	Legal Proceedings
Schedule 4.10	Governmental Permits
Schedule 4.1 1(b)	Environmental Matters
Schedule 4.12(b)	Leased Real Property
Schedule 4.12(c)	Other Payments under Real Property Lease
Schedule 4.12(d)	Additional Information under Real Property Lease
Schedule 4.12(e)	Work Provided For Leased Real Property
Schedule 4.12(m)	Brokerage Commissions of Seller
Schedule 4.14	Non-Real Estate Leases
Schedule 4.15	Insurance
Schedule 4.1 6	Intellectual Property
Schedule 4.1 8	Product Warranty
Schedule 4.19	Suppliers and Customers
Schedule 4.20	No Defective or Unsafe Products
Schedule 4.24	Taxes
Schedule 4.2 1(b)	Tax Returns
Schedule 4.2 1(c)	Tax Assessment or Deficiency
Schedule 4.22(c)	Proceedings
Schedule 4.22(d)	WARN Laws
Schedule 4.22(g)	Reporting or Filing Obligations with the OFCCP
Schedule 5.1 (b)	No Violation

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits hereto, Schedules and Exhibits thereto, and other documents and instruments incorporated herein, the "Agreement") dated as of June___, 2009, is made and entered into by and between Home Bistro Foods, Inc., a corporation organized under the laws of the State of New York (the "Seller"), on the one hand, and DineWise, Inc., a corporation organized under the laws of the State of Nevada (the "Buyer"), on the other hand. Each of Seller and Buyer are sometimes individually referred to herein as a "Party" and, collectively, as the "Parties".

RECITALS

WHEREAS, on March 20, 2009, Seller filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (as such terms are defined herein); and

WHEREAS, Seller owns assets which are used to conduct the Seller's business involving the manufacturing, marketing and fulfillment of prepared meals to wholesale and retail operators and food establishments, as well as direct to consumer sales, including without limitation, all product lines distributed by Seller (collectively, the "Business"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the assets described in Section 2.1, which constitute all of the material assets owned and licensed by Seller and used exclusively in connection with, or relating exclusively to, the operations of the Business, excluding certain assets expressly referred to below, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1
DEFINITIONS; CONSTRUCTION

1.1   Certain Defined Terms. The following terms, when used in this Agreement (or in the Schedules) shall have the meanings set forth below:

"Accounts Payable" means, as of any date, any trade accounts payable and any other miscellaneous payables of Seller.

"Accounts Receivable" means all accounts receivable due Seller for goods, services and sales of products (including Inventory) provided to third parties, relating to the Business that were reflected in the Balance Sheet or that are reflected in the accounting records of Seller as of the Closing Date.

"Affected  Employee" has the meaning set forth in Section 6.12(a).

"Affiliate" of a specified Person means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

"Agreement"  has the meaning set forth in the Preamble.

"April  Balance Sheet" has the meaning set forth in Section 6.2(b).

"Balance  Sheet" has the meaning set forth in Section 4.4(a).

"Bankruptcy  Code"  means  11 U.S.C. Section 101, et. seq. and any amendments thereof.

"Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of New York or such other court having jurisdiction over the Chapter 11 Case originally administered in the United States Bankruptcy Court for the Northern District of New York.

"Bill  of Sale" has the meaning set forth in Section 3.2(a)(i).

"Break-Up Fee"  has the meaning set forth in Section 8.3(b).

"Business"  has the meaning set forth in the Recitals.

"Business Day" means any day other than Saturday or Sunday, or a day on which the banking institutions in the State of New York are authorized or obligated by Law or executive order to close.

"Buyer"  has the meaning set forth in the Preamble.

"Chapter 11 Case" means the case commenced by Seller under Chapter 11 of the Bankruptcy Code on March 20,2009 in the Bankruptcy Court, Case No. 09-10908.

"Charter Documents" means a Person's certificate of or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, or similar document governing the entity.

"Closing"  has the meaning set forth in Section 3.1.

"Closing, Date"  has the meaning set forth in Section 3.1.

"COBRA"  means Section 4980B of the Code.

"Code"  means the Internal Revenue Code of 1986, as amended.

"Competitive Business" has the meaning set forth in Section 6.7.

"Confidential Information" means any confidential proprietary information or Intellectual Property of Seller, or that of any Affiliate of Seller, that is used in the Business, including personnel information, know-how, data, databases, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures, customer and client lists, customer, client, dealer, distributor, wholesaler and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, equipment demographics, payment information and any other information) and any relationships with dealers, distributors, wholesalers, customers, clients, suppliers and any other Persons who have, or have had, business dealings with the Business.

"Consent" means any required waiver, consent, approval, authorization, license, action, filing or notification.

"Consideration Note"  has the meaning set forth in Section 2.4.

"Contemplated Transactions" means the purchase and sale of the Purchased Assets at the Closing and the other transactions contemplated by the Transaction Documents.

"Contract" means any written or oral contract, agreement, lease, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

"Damaged Assets" has the meaning set forth in Section 6.14(b).

"Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause a Lien to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.

"Environmental Law" means all statutes, regulations, rules, ordinances, codes, common law, licenses, permits, orders, approvals, plans, authorizations, and similar items, of all Governmental Authorities and all judicial and administrative and regulatory writs, injunctions, decrees, judgments and orders relating to (a) the protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or subsurface strata); (b) emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of Hazardous Materials; or (c) exposure of persons to Hazardous Materials. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA") and otherwise; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. §§ 136 et seq., as amended; the Solid Waste Disposal Act ("SWDA"), 92 U.S.C. §§ 6901 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended; the Safe Drinking Water Act, 42 U.S.C. §§1401 et seq., as amended; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. §§ 2601 et seq., as amended.

"Environmental Licenses" has the meaning set forth in Section 4.12(b).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means a "single employer" within the meaning of Section 4001 of ERISA.

"Excluded Assets"  has the meaning set forth in Section 2.2.

"Expense Reimbursement" has the meaning set forth in Section 8.3(b).

"Financial  Statements" has the meaning set forth in Section 4.4(a).

"Furniture and Fixtures" means all furnishings, office furniture, office equipment, fixtures, production and processing equipment, warehouse equipment, transportation vehicles and trucks, leased trucks, phones and facsimile machines, computers, software, supplies and other tangible personal property or fixed assets of a similar nature which are owned by Seller and used exclusively in connection with the Business (but excluding any such items used in connection with any Excluded Assets), as set forth on Schedule 1.1(A).

"GAAP" means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 4.4 were prepared.

"GAAP  Financials"  has the meaning set forth in Section 6.16.

"Governmental Authority" means any federal, state, local or foreign government or governmental or regulatory authority, agency, department, commission, board or instrumentality, or any court of competent jurisdiction.

"Governmental Permit" means all notifications, licenses, permits (including environmental, construction and operation permits), governmental franchises, registrations, certificates, approvals, exemptions, classifications, registrations and other similar documents, rights and authorizations issued by any Governmental Authority relating exclusively to the Purchased Assets or the Business, other than any Intellectual Property.

"Hazardous Material" means any substance (a) the presence of which requires investigation or remediation under any Environmental Law; (b) that is defined as a "solid waste," "hazardous waste," "hazardous substance," "hazardous material," "pollutant" or "contaminant" under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (d) the presence of which is causing a nuisance, trespass or other tortious condition or (e) that contains gasoline, diesel fuel, fuel oil, petroleum hydrocarbons, polychlorinated biphenyls, asbestos, or urea formaldehyde.

"Intellectual Property" means any copyrights, patents, trademarks, internet domain names, website development and URLs, customer lists and databases, any and all marketing collateral and artwork both tangible and existing on computers, technology rights and licenses, Trade Secrets, food recipes, cooking instructions and procedures, franchises, software products, inventions, ideas, discoveries, innovations and rights in research and development, and commercially practiced processes and inventions, whether patentable or not, in any jurisdiction throughout the world and any other intellectual property or similar, corresponding or equivalent right to any of the foregoing.

"Inventory" means all inventory of Seller used in connection with the Business including, without limitation, all goods intended for sale, work in process and supplies, sales and promotional products and materials, signage, literature and brochures, pallets upon which such inventory is being stored, or (b) in transit to or from the foregoing locations or otherwise owned by Seller but in the possession of third parties and shall include, without limitation, all items of Inventory set forth on Schedule 1.1(B) hereto.

"Knowledge" means the actual knowledge of the Chief Executive Officer or the Chief Operating Officer of Seller, as of the date of this Agreement.

"Law"- means applicable federal, state or local laws, codes, statutes, ordinances, orders, decrees and rules of any Governmental Authority.

"Leased Premises" has the meaning set forth in Section 4.1 1(a).

"Leased  Real Property" has the meaning set forth in Section 4.12(b).

"Liability" means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

"Liens" means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest.

"Material Adverse Effect" means a material adverse effect on the Business, including any of the assets, financial condition, prospects, results of operation, liquidity, products, competitive position, customers or customer relations thereof.

"Material Consents" has the meaning set forth in Section 7.2(d).

"Motion"  has the meaning set forth in Section 9.1.

"Neutral Auditor" means an accounting firm as mutually agreed by the Parties.

"Non-Real  Estate Lease" has the meaning set forth in Section 4.14.

"NYCIC"  has the meaning set forth in Section 7.2(i).

"Occupational Health and Safety Law" means the Occupational Safety and Health Act, 29 U.S.C. §§ 65 1 et seq., as amended.

"OFCCP"  has the meaning set forth in Section 4.22(n).

''Ordinay Course of Business" means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

"Party" or "Parties"  has the meaning set forth in the Preamble of this Agreement.

"Permitted Liens" means Liens for Taxes, assessments and other governmental charges arising in the Ordinary Course of Business that are not yet due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings.

"Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

"Procedures Order" has the meaning set forth in Section 9.1(a).

"Proceedings" means any legal, administrative, arbitration or other proceedings, or claims, actions, disputes or investigations.

"Purchase Price" means an amount equal to not more than nine hundred ninety-five thousand, eight hundred twenty-five dollars ($995,825).

"Purchased Assets" has the meaning set forth in Section 2.1.

"Real  Property Lease"  has the meaning set forth in Section 4.12(b).

"Realty" has the meaning set forth in Section 4.12(a).

"Release" shall have the meaning ascribed to that term in CERCLA or in any Environmental Law.

"Restricted  Party"  has the meaning set forth in Section 6.7.

"Restricted  Period" has the meaning set forth in Section 6.7.

"Restricted  Territory" has the meaning set forth in Section 6.7.

"Sale Order" means an Order from the Bankruptcy Court approving this Agreement and the transactions contemplated herein.

"Secured  Creditors"  means the secured creditors of Seller identified on Schedule 1.1(C).

"Seller"  has the meaning set forth in the Preamble of this Agreement.

"Seller Note"  means the promissory note between Seller and the Secured Creditors.

"Tax" means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, property, minimum, environmental or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever) of Seller, including any liability as a transferee (including, without limitation, under Section 6901 of the Code or any similar provision of applicable Law), as a result of Treasury Regulation 81.1502-6 or any similar provision of applicable Law), or pursuant to any tax sharing or other agreement, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing authority (domestic or foreign).

"Tax Return" means any return, declaration, report, information return or statement, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by Seller with any federal, state, local or foreign governmental entity or agency in connection with the determination, assessment, collection, payment or refund of Taxes or the administration of any Laws or administrative requirements relating to Taxes or ERISA.

"Termination Order" has the meaning set forth in Section 8.1(e).

"Trade Secret" means any know-how, trade secrets, formulae, specifications, technical information, data, process, technology, plans, drawings, proprietary information, blue prints and all documentation related to any of the foregoing, except for any such item that is generally available to the public.

"Transaction Documents" means this Agreement and each of the other agreements, instruments, documents and certificates to be executed and delivered by a Party pursuant to this Agreement (including, but not limited to, any such item referred to in Sections 3.2 and 3.3).

"Transfer Taxes" has the meaning set forth in Section 6.11(a).

"WARN Laws" has the meaning set forth in Section 4.22(d).

1.2   Construction.  In this Agreement, unless the context otherwise requires:

(a)  the singular number includes the plural number and vice versa;

(b)  reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)  reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(d)  reference to any Article, Section or Schedule means such Article, Section or Schedule of or to this Agreement, and references in any Article, Section, Schedule or definition to any clause means such clause of such Article, Section, Schedule or definition;

(e)  any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP;

(f)  "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(g)  "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term;

(h)  relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"

(i)  reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

(j)  any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

Article 2
SALE AND PURCHASE

2.1   Agreement to Sell and Purchase. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, grant, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest in and to all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, owned by Seller, wherever situated on the Closing Date (the "Purchased Assets"), free and clear of all Liens (except for Permitted Liens), including, without limitation, the following; provided, however that the Purchased Assets shall not include the Excluded Assets (as defined in Section 2.2):

(a)  all Inventory;

(b)  all Accounts Receivable;

(c)  all food recipes and, insofar as they exist and in the form in which  they exist at the Closing, cooking instructions and procedures;

(d)  all machinery and equipment, including all automobiles, trucks, trailers or other modes of transportation used in connection with the Business which are not Excluded Assets;

(e)  all fixed assets, including all Furniture and Fixtures, which are not Excluded Assets;

(f)  all rights under any removable  leasehold  improvements  on  the  Leased Real Property;

(g)  all rights relating to any prepaid expenses, advances (including prepaid royalties), credits and deposits of Seller made in connection with the Business, and any and all rights and/or products associated therewith;

(h)  copies of any and all books, records, files, documents and other miscellaneous archival property and information relating to the Business, including (i) any and all corporate data backups regarding Inventory, sourcing detail, employee data, sales and customers, (ii) any and all marketing images and collateral, historical photos, advertising and other information or materials regarding the Business, including all records with respect to all customers, suppliers and employees of Seller, mailing lists, catalogs, brochures and handbooks, and (iii) all telephone numbers and facsimile numbers currently used in the Business;

(i)  all rights related to any portion of the Purchased Assets, including any express or implied third party warranties, guarantees, representations, covenants, indemnities, and other similar contractual rights or claims as to third parties held by or in favor of Seller and arising out of, resulting from or relating to the Purchased Assets, including, but not limited to, any warranties or claims with respect to damaged or defective goods;

(i)  all rights under any Governmental Permits;

(k)  all rights, title and interest in, to and under any trademarks, trade names, customer lists and databases, and any and all marketing collateral and artwork or other Intellectual Property owned or used by Seller in connection with the Business;

(1)  all Confidential Information;

(m)  all rights under any insurance benefits, including rights and proceeds arising from or relating to the Purchased Assets prior to the Closing Date, unless expanded in accordance with this Agreement; and

(n)  the assets set forth on Schedule 2.1(n);

(o)  Contracts of Seller that are set forth on Schedule 2.1(o); and

(p)  all other assets of Seller, whether or not otherwise described in this Section 2.1.

2.2   Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Purchased Assets are the only properties and assets transferred to Buyer under this Agreement. Without limiting the generality of the foregoing, the Purchased Assets do not include the properties and assets of Seller listed or described in this Section 2.2 (all properties and assets not being acquired by Buyer are herein referred to as the "Excluded Assets"):

(a)  the corporate seals, charter documents, minute books, stock books, stock certificates, filing receipts, bylaws, tax returns, books of account or other records having to do with the corporate organization of Seller;

(b)  the rights that accrue or will accrue to  Seller under this Agreement;

(c)   all Contracts of Seller not set forth on Schedule 2.1(o);

(d)  all of Seller's cash and cash equivalents;

(e)  any asset  of  Seller that  would  constitute a  Purchased Asset  (if  owned  by Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date either (i) at the direction of the Bankruptcy Court or (ii) as otherwise permitted by the terms of this Agreement;

(f)    any asset or property of Seller that is subject to a Lien, unless set forth on Schedule 2.1 (n); and

(g)  any asset of Seller set forth on Schedule 2.2(g) which is to be foreclosed upon and sold by NYCIC, on terms and conditions reasonably satisfactory to Buyer, and the proceeds of which sale will reduce the principal amount of the Consideration Note on a dollar-for-dollar basis.

Notwithstanding anything contained in clause (g) above, Buyer may determine to purchase for no additional consideration all or any of the assets listed on Schedule 2.2(g) prior to their sale, in which event such assets would be deemed Purchased Assets.

2.3   No Assumption of Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer is not assuming, and shall not be liable for or incur any liability in connection with, any Liabilities of Seller, including, without limitation:

(a)  any Liability arising out of any Contract to which Seller is a party or by which any of the assets of Seller (including Purchased Assets) are bound, except for Contracts set forth on Schedule 2.1(o);

(b)  any product liability or similar claim for injury to any Person or property that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or that is imposed or asserted to be imposed by operation of Law in connection with any service performed or product sold by or on behalf of Seller;

(c)  any Tax payable by Seller with respect to the Business, the Purchased Assets, or other properties or operations of Seller;

(d)  any transfer, documentary, sales, use, stamp, registration or other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Contemplated Transactions;

(e)  any Liability under or in connection with any Excluded Assets;

(f)   any Liability for  severance, bonuses or any other form of compensation to any employees, agents or independent contractors of Seller; any employment-related Liability, including, without limitation, any Liability under, arising out of, or with respect to (i) any COBRA or WARN obligations, (ii) any employee benefit plan of Seller (including withdrawal liability associated with multi-employer pension plans), and (iii) any current or former employee of Seller;

(g)  any Liability or obligation arising from or related to (i) any investigation by or on behalf of the Occupational Safety and Health Administration; and (ii) any Proceeding (A) that results from or relates to any complaint filed with the U.S. Department of Labor, the Equal Employment Opportunity Commission or any other Governmental Authority alleging discrimination in Seller's hiring or employment practices, sexual harassment or similar claims;

(h)  any Liability of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Contemplated Transactions;

(i)   any Liability for money borrowed by Seller; and

(j)   any  other  Liability  arising  out  of  the  ownership  or  operations  of  Seller, any Purchased Assets or the Business.

2.4   Purchase. In consideration for the sale, assignment, transfer and delivery of the Purchased Assets by Seller to Buyer, and upon the terms and subject to the conditions contained herein, Buyer shall pay the Purchase Price to NYCIC at the Closing in the form of a promissory note (the "Consideration Note") in the form set forth in Exhibit A attached hereto.

2.5   Allocation of Purchase Price; Withholding Taxes.

(a)  The Purchase Price shall be allocated by Buyer among the Purchased Assets in accordance with Section 1060 of the Code (it being understood and agreed that Buyer shall base such allocation on the relative fair market values of the Purchased Assets as reasonably determined by Buyer and Seller) and shall be set forth by Buyer in a written notice delivered to Seller within one hundred eighty (180) days after the Closing. The Buyer and Seller shall prepare and file their respective federal, state and local income Tax returns, together with a copy of Internal Revenue Service Form 8594, on a basis consistent with the foregoing allocations, and shall not take any tax reporting position inconsistent therewith.

(b)  Anything herein to the contrary notwithstanding, to the extent that any Governmental Authority imposes upon Buyer the obligation to withhold Taxes with respect to any payments made to NYCIC hereunder, Buyer is hereby authorized to withhold such Taxes from the payment to NYCIC and remit such Taxes to the appropriate Governmental Authority. Buyer shall notify NYCIC in writing within three (3) Business Days of Buyer's becoming aware of such obligation to withhold Taxes hereunder. Buyer shall provide Seller with evidence of the payment of any such withheld Taxes. Any such withheld Taxes shall be deemed paid to Seller on account of the Purchase Price.

Article 3
THE CLOSING

3.1   Closing.  Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of counsel to Buyer, Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, or at such other place as may be mutually agreed upon by Seller and Buyer, at such time and date as mutually agreed by the Parties following the date on which all the conditions set forth in Article 7 of this Agreement are satisfied, or have been waived by the Party for whose benefit such conditions exist, other than those conditions which are to be satisfied at the Closing (the "Closing Date"). The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be subject to the condition that every other document to be executed and/or delivered at the Closing is so executed and/or delivered and every other action to be taken at the Closing is so taken, and all such documents and actions shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

3.2   Obligations of Seller at Closing.  At the Closing:

(a)   Seller shall deliver or cause to be delivered the following items to Buyer:

(i)   a Bill of Sale and Assignment Agreement substantially in the form of Exhibit B transferring to Buyer all of Seller's right, title and interest in and to the Purchased Assets (the "Bill of Sale"), duly executed by Seller;

(ii)   a certificate, in form and substance reasonably acceptable to Buyer, duly executed by an officer of Seller, as to the accuracy of the Seller's representations and warranties set forth in Article 4, and Seller's compliance with the performance of its covenants and obligations set forth in Article 6;

(iii)   the Material  Consents (or, in  lieu thereof, waivers) referred to in Section 7.2(d);

(iv)   the April Balance Sheet and other financial information required to be delivered by Seller to Buyer pursuant to Section 6.2(b);

(v)    evidence reasonably satisfactory to Buyer of the payment to the Secured Creditors (other than NYCIC) by Seller of all of Seller's cash and cash equivalents, net of a cash reserve by Seller for the payment of (x) administrative expenses allowed pursuant to $503 of the Bankruptcy Code, (y) any accrued but unpaid fees due to the Office of the United states trustee pursuant to 28 USC 1930, and (z) the amount of $50,000.00 for distribution to the holders of allowed, timely filed general unsecured general claims, accompanied by the Secured Creditors' acceptance and approval of the foregoing payment and reserve.

(vi)   the cancelled Seller's Note;

(vii)  a  copy  of  the  Sale  Order,  duly  entered  by  the  Bankruptcy Court;

(viii) a duly executed certificate of Nolan & Heller, LLP, counsel to Seller, certifying that there has been no stay or appeal of the Sale Order; and

(ix)   a certificate, duly executed by each of the individuals set forth on Schedule 3.2(a)(ix), certifying that such individuals have not removed or taken any Intellectual Property of Seller and will not provide or disclose any Intellectual Property of Seller to a third party; and

(x)    such other instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title and interest in and to the Purchased Assets.

(b)  Simultaneously with such deliveries, all such steps will be taken by Seller as may be required to put Buyer in actual possession and operating control of the Purchased Assets.

3.3   Obligations of Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered the following items to Seller:

(a)   a certificate, in form and substance reasonably acceptable to Seller, duly executed by an officer of Buyer, as to the accuracy of the Buyer's representations and warranties set forth in Article 5, and Buyer's compliance with the performance of its covenants and obligations set forth in Article 6;

(b)  the Bill of Sale, duly executed by Buyer; and

(c)   the Consideration Note, duly executed by Buyer.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows:

4.1   Organization and Good Standing. Seller is a corporation duly organized and validly existing under the laws of the State of New York. Subject to any necessary authority from the Bankruptcy Court, Seller has all requisite power and authority to own its properties and assets and to conduct its business as now conducted.

4.2   Power and Authority.

(a)   Subject to the Bankruptcy Court's approval, and the receipt of the Consents set forth on Schedule 4.8 of the Disclosure Schedules, Seller has the requisite power and authority to (i) enter into this Agreement and the other Transaction Documents to which it is or will be a party, (ii) perform the Contemplated Transactions performed or to be performed by it and (iii) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is or will be a party. Subject to the Bankruptcy Court's approval, the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the Contemplated Transactions have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the other Transaction Documents, or to consummate the Contemplated Transactions. This Agreement has been, and on the Closing Date each other Transaction Document to which Seller is a party will be, duly executed and delivered by Seller. Subject to the Bankruptcy Court's approval, and (assuming the due execution by Buyer) this Agreement is, and each other Transaction Document to which Seller is a party when so executed and delivered on the Closing Date will be, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (ii) equitable principles limiting the availability of certain remedies.

(b)  Seller has no direct or indirect subsidiaries, and there are no corporations, partnerships, joint ventures, associations or other entities in which Seller owns, of record or beneficially, any direct or indirect equity or other interest or rights (contingent or otherwise) to acquire the same. Seller (i) is not a member of (nor is any part of its Business conducted through) any partnership or limited liability company, and (ii) is not a participant in, nor does it conduct any aspect of the Business through, any joint venture or similar arrangement.

4.3   Title to Purchased Assets. Immediately prior to the Closing, Seller will have good and marketable title to, or valid licenses to use all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens. Upon the delivery on the Closing Date of the of the instruments of transfer contemplated in Section 3.2, at the Closing, Buyer will obtain good and marketable title to, or valid licenses to use, all of the Purchased Assets.

4.4   Financial Statements.

(a)  Seller has delivered to Buyer true and complete copies of (i) the audited balance sheets of Seller, as of December 3 1,2007 and December 3 1,2006 (the "Balance Sheet"), and the related audited statements of income and changes in stockholders' equity and cash flows for the years then ended, certified by Seller's Chief Executive Officer or Chief Operating Officer and (ii) the unaudited balance sheets of Seller, as of December 3 1,2008 and March 3 1, 2009 (the "Financial Statements").

(b)  The Financial Statements (i) are complete and correct in all material respects, (ii) were prepared in the Ordinary Course of Business by the management of Seller based on the books and records of Seller, and (iii) present fairly in all material respects the financial condition and results of operations and cash flows of Seller as of the dates and for the periods specified therein, subject to normal year-end audit adjustments.

(c)   Seller has not engaged in any material monetary transaction, maintained any bank account or used any corporate funds except for such monetary transactions, bank accounts or funds that have been and are reflected in the books and records of Seller.

(d)  Seller has adequate financial information and records available regarding the Business as would reasonably be expected to enable Buyer to prepare the GAAP Financials in accordance with Section 6.16.

4.5   No Violation of Laws or Contracts.

(a)   Seller filed for Chapter 11 with the Bankruptcy Court on March 20, 2009, and had numerous Contracts and agreements in default.
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(b)   The Sale Order shall contain findings by the Bankruptcy Court that the execution and delivery by Seller of this Agreement and the Transaction Documents contemplated hereby, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated herein and therein will not violate in any material respect, (i) any statute or Law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which Seller is subject; (ii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Purchased Assets, any note, bond, mortgage, indenture, contract, agreement, lease, license, Governmental Permit, franchise or other instrument to which Seller is a party or by which any of the Purchased Assets are bound; and (iii) contravene, conflict with or result in a violation of any provision of any organizational documents of Seller.

4.6   Condition and Sufficiency of Purchased Assets.

(a)   The Purchased Assets are in good operating order, condition and repair, normal wear and tear excepted.

(b)   None of the Purchased Assets is owned by any Person other than Seller.

(c)   Except for the Excluded Assets and as set forth in Schedule 4.6(c), Seller does not own any assets, properties or rights of any kind that are utilized for the purpose of supporting or performing other functions in connection with the operation of the Business.

4.7   No Brokerage or Finder's Fees.   Seller has not employed, engaged or retained, or otherwise incurred any liability to, any Person as a broker, finder, agent or other intermediary in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

4.8   Consents.   Except for any notices, filings, consents or approvals specified in Schedule 4.8, and subject to the entry of a final, non-appealable order of the Bankruptcy Court approving the sale of the Purchased Assets pursuant to $363 (and $365, if applicable) of the Bankruptcy Code, neither the execution and delivery by Seller of the Transaction Documents to which it is a party, nor the performance of the Contemplated Transactions performed or to be performed by Seller, require any authorization, notice, filing, consent, renegotiation or approval, constitute a Default, or cause any payment obligation to arise or give any Person the right to challenge any of the Contemplated Transactions under (a) any authorizations or Law to which Seller is subject, (b) the Charter Documents or bylaws of Seller or (c) any Contract, Governmental Permit or other document to which Seller is a party or by which the Purchased Assets may be bound.

4.9   Legal Proceedings.   Except as set forth in Schedule 4.9, (a) there are no Proceedings pending or, to the Knowledge of Seller, threatened (i) against or involving, directly or indirectly, the Business, the Seller, or the Purchased Assets or (ii) seeking to prevent or challenge any of the Contemplated Transactions, and to the Knowledge of Seller, there is no basis for any such Proceeding; (b) Seller has no Knowledge of any valid basis for any such Proceeding; and (c) Seller is not subject to any Proceeding affecting the Business or the Purchased Assets.

4.10        Governmental  Permits:   Compliance  with  Laws. Schedule  4.10  is  a  true  and complete list of all Governmental Permits that are used in connection with, and are necessary for the operation of, the Business or any of the Purchased Assets. To the Knowledge of Seller, the Governmental Permits listed on Schedule 4.10 constitute all of the Governmental Permits that are material to the conduct of the Business in the manner presently conducted by Seller. All Governmental Permits are valid, binding and in full force and effect. The execution, delivery and performance of this Agreement, the consummation of the Contemplated Transactions and the Transaction Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Transaction Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, or constitute a breach of or Default under, any Governmental Permit. To the Knowledge of Seller, no loss or expiration of any Governmental Permit is threatened or pending or reasonably foreseeable (other than expiration upon the end of any term) that cannot be promptly remedied at insignificant cost. Seller's operation of the Business and use of the Purchased Assets immediately prior to the Closing Date is in compliance with all Laws, except where the failure to so comply would not have a Material Adverse Effect with respect to the Business or the Purchased Assets. Seller has not received notification that has not lapsed, been withdrawn or abandoned by any Governmental Authority (i) asserting a violation by Seller with respect to the operation of the Business or the use of the Purchased Assets of any Law, or (ii) materially restricting or in any material way limiting the operation of the Business or use of the Purchased Assets.

4.11        Environmental Matters.

(a)   Without limiting the generality of anything in Section 4.11, (i) neither Seller nor, to the Knowledge of Seller, any prior owner, operator or lessee of the Leased Real Property has used, generated, manufactured, stored or disposed of on, under or about the Leased Real Property or the property demised thereunder (the "Leased Premises," the Leased Real Property and Leased Premises referred to herein collectively as the "Realty") or transported to or from the Realty any Hazardous Materials in violation or non-compliance in any material respect of any applicable Environmental Law; (ii) Seller (A) has obtained, as applicable, any and all appropriate Governmental Permits relating to Environmental Laws and to the use of Hazardous Materials in connection with the Purchased Assets, including, without limitation, those materials and substances listed in Schedule 4.11(b), (B) provided Buyer with copies of all such Governmental Permits, and (C) is in compliance in all material respects with all of the same, and with all applicable Environmental Laws related to the Realty and the Purchased Assets; (iii) no enforcement, cleanup, investigation, removal or other governmental or regulatory actions have been instituted or completed against Seller or, to the Knowledge of Seller, threatened against the Realty, or against Seller, pursuant to any Environmental Law as a result of or in connection with the operations conducted by Seller in or upon the Realty; and (iv) there are no pending or, to the Knowledge of Seller, threatened, claims by any third party against the Realty or against Seller or any Affiliate of Seller, pursuant to any Environmental Law, or relating to damage, contribution, cost recovery compensation, loss or injury directly or indirectly arising out of or attributable to (1)  the presence in the Leased Premises or the use, generation or storage in the Leased Premises, (2) the release, threatened release or discharge by Seller from the Leased Premises, or (3) the transportation to or from the Leased Real Property, or disposal of, in each case, of Hazardous Materials by Seller.

(b)  Except as  set forth on  Schedule 4.1l (b) no  Hazardous Material has  been generated, used, treated, stored or disposed of by Seller at, or transported by Seller to or from, or released by Seller into the air, soil, surface or ground waters at, on or under, the Realty, or in connection with the Business as currently or previously conducted by Seller. Seller has not been identified as a potentially responsible party in connection with any alleged Release of Hazardous Material or in connection with any Environmental Law, in each case relating to the use or operation of the Realty and the Purchased Assets. To the Knowledge of Seller, Seller has all required licenses, permits, certifications, qualifications or franchises issued or granted by any Governmental Authority under any Environmental Law with respect to the Purchased Assets (collectively, the "Environmental Licenses") and is in compliance in all material respects with all Environmental Licenses to which the Purchased Assets are subject relating to Environmental Laws. Seller is currently not engaged or participating in, or contributing to, any clean-up, investigation or remediation with respect to the Realty or the Purchased Assets, pursuant to any Environmental Law. No Environmental Law, Environmental License or Proceeding applicable to Seller requires, and no Governmental Authority or other Person has taken, or, to the Knowledge of Seller, has threatened or proposed to take, any action which would require, with respect to the Realty or the Purchased Assets, (i) any clean-up, remediation or investigation or any participation in or contribution to any such clean-up, remediation or investigation, or (ii) any payment to be made or expense or liability to be incurred or assumed or other action to be taken by Seller or Buyer on account of any actual or alleged loss, damage or liability suffered by any other Person, or under any Environmental Law.

4.12        Real Property.

(a)   Seller does not own any real property.

(b)  Schedule  4.12(b)  attached hereto sets forth a complete list of all real property and interests in real property leased by Seller (as lessor) (the "Leased Real Property"). Seller has made available to Buyer a true and complete copy of all Contracts providing for the lease of the Leased Real Property listed in Schedule 4.12(b) and any and all material ancillary documents pertaining thereto, and in each case, all amendments and modifications thereto (the "Real Property Lease").

(c)   Seller is in possession of and quietly enjoys the Leased Real Property in which it has an interest. The zoning classification of the Leased Real Property permits all of the uses of, and operations on, the Leased Real Property by Seller, and Seller possesses a valid and enforceable leasehold interest therein and holds all necessary Governmental Permits relating to the Leased Real Property (including, but not limited to, duly issued certificates of occupancy, where required) for the use and occupancy of the Leased Real Property by Seller, except where the failure to so hold such Governmental Permits would not reasonably be expected to have a Material Adverse Effect. There has been no alteration, improvement or change in use of the Leased Real Property that would require replacements of or amendments to the existing Governmental Permits. To the Knowledge of Seller, there are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Leased Real Property.

(d)  Except as set forth on Schedule 4.12(d) attached hereto, the rental payment set forth in the Real Property Lease is the actual rent being paid, and there are no separate agreements or understandings with respect to the same. All rent and other charges under the Real Property Lease due on or before the date of this Agreement and on or before the Closing Date shall have been paid in full.

(e)  The Real Property Lease represents the entire agreement between Seller and the applicable landlord with respect to the Leased Real Property. Seller has not entered into any assignment, hypothecation or transfer of the Real Property Lease or any interest therein. Seller has not entered into any sublease of all or any portion of any parcel of Leased Real Property and no Person (other than Seller) has any right or option to occupy any Leased Real Property or any portion thereof or to terminate any of the rights of Seller currently appurtenant to the Leased Real Property. The commencement date, expiration date, current fixed rent, current amount of each component of additional rent, the dates fixed rent and additional rent have been paid through and all renewal options and renewal option rents for the Real Property Lease as well as the provider of the water, gas and electricity utility services to the Leased Real Property are set forth on Schedule 4.12(d) attached hereto.

(f)   Except as set forth on Schedule 4.12(e) attached hereto, there has been no service,  material or other work provided or supplied to any Leased Real Property that has not been paid for in full. To the Knowledge of  Seller, the Leased Real Property and  its  continued use, occupancy and operation as currently used, occupied or operated do not violate any applicable Laws.

(g)   As of the date hereof, the Leased Real Property, and the building systems and equipment serving the Leased Real Property, including the plumbing, electrical, mechanical, heating, ventilating, air conditioning and sprinkler systems, are operational and Seller has no written notice from any landlord with respect to any proposed deficiency therein. As of the date hereof, electricity, water, gas and telephone service to the Leased Real Property are installed, operating and have been adequate for the conduct of the Business in the Ordinary Course of Business.

(h)  Seller has not received notice from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) or from any owner, lessor, sublessor, or mortgagee requesting the performance of any work or alteration to the Leased Real Property, and there are no outstanding requirements or recommendations from any of the foregoing.

(i)   There is no real property of any kind whatsoever used in the Business as currently conducted except for the Leased Real Property, and the Leased Real Property constitutes all of the real property necessary to conduct the Business as currently conducted.

(j)    No commitments have been or will be made to any Governmental Authority or agency, or to any other organization, group or individual, relating to the Leased Real Property which would impose an obligation upon Buyer or its successors or assigns to make any contributions or dedication of money or land or to construct, install or maintain any improvements of a public or private nature.

(k)  Except as set forth on Schedule 4.8, no consent, notice, waiver, approval, authorization, license, action, filing or notification of or to any Person (including any Governmental Authority) is required as to Seller in connection with the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions.

(1)   There has been no material damage to any portion of any Leased Real Property caused by fire or other casualty that has not been completely repaired or restored.

(m)  Except as set forth on Schedule 4.12(m) attached hereto, there are no brokerage commissions due and payable by Seller with respect to the Real Property Lease.

4.13         Certain Personal Proper&. Schedule l.l(A) is a complete schedule of all fixed assets, describing all items of tangible personal property of the Seller. All of such personal property included in Schedule 1.1(A) is, and any such personal property acquired after the date hereof in accordance with this Agreement will be, usable in the Ordinary Course of Business.

4.14        Non-Real Estate Leases.  Schedule 4.14 lists all material assets and property used in the Business (other than real property) that are possessed by Seller under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers. Schedule 4.14 also lists the leases under which such assets and property listed in Schedule 4.14 are possessed. All of such leases are referred to herein as the "Non-Real Estate Leases."

4.15        Adequate Insurance.   Schedule 4.15 lists all policies of insurance held by or on behalf of Seller, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder, and accurate copies of all such insurance policies have been delivered to Buyer. Seller has paid all premiums due thereon, and, to the Knowledge of Seller, each such insurance policy is in full force and effect, and there is no Default with respect to any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. There is no notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy that has been received by Seller. Seller has insurance with third party insurers against such losses and risks and in such amounts as is customary in the business in which Seller is engaged. The insurance coverage provided by such insurance policies will not terminate or lapse by reason of the Contemplated Transactions. Such insurance policies are "occurrence" based policies.

4.16         Intellectual  Property.   Schedule 4.16 sets forth a list of all of the material Intellectual Property used by Seller (the "Intellectual Property") to conduct the Business. Seller owns or possesses adequate valid rights to use the Intellectual Property, and the validity of such rights is not being contested in any Proceeding to which Seller is a party nor, to the Knowledge of Seller, has any such Proceeding been threatened. The operation of the Business as currently conducted by Seller does not conflict with, infringe, misappropriate or otherwise violate in any material respect the Intellectual Property of any third party.

4.17        Inventory.   The Inventory (including materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable and merchantable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the April Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. The quantities of each item of Inventory are not excessive and are reasonable in the present circumstances of the Company. All work-in-progress and finished goods Inventory is free in all material respects of any defect or other deficiency. None of the Inventory is held on a consignment basis. The Inventory is recorded in the Financial Statements. Inventories now on hand that were purchased after the date of the Balance Sheet or the April Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. Seller has no Knowledge that any material amount of Inventory in the hands of any customer of Seller is or will be returnable to Seller. The net amount of Inventory returned by customers to Seller for the fiscal year ended December 31, 2007, was not more than one half of one percent (0.50%) of the net sales for that year. To the Knowledge of Seller, there is no reason why either the returns for the fiscal year ended December 31,2008, or future returns practices and experience related to the Inventory would be materially different from Seller's prior practices and experiences.

4.18         Product Warranty.  Schedule 4.18 sets forth the form of Seller's standard product warranty provided to customers in connection with the Inventory. Seller has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with past practice of the Business.

4.19        Suppliers and Customers.  Schedule 4.19 lists, by dollar volume for the twelve (12) months ending on the date hereof (a) the ten (10) largest suppliers (by volume) of Seller with respect to the Business, and (b) the ten (10) largest direct purchasers (by volume) of the Business' products.

4.20         No Defective or Unsafe Products. Except as set forth on Schedule 4.20, Seller has not received any written statements, citations or decisions by any Governmental Authority stating that any product sold by Seller with respect to the Business is defective or unsafe or fails to meet any standards promulgated by any Governmental Authority. Except as set forth on Schedule 4.20,Seller has not received any written notice of any recalls ordered by any Governmental Authority with respect to any such product. Except as set forth on Schedule 4.20, there is no fact relating to any product of Seller with respect to the Business that imposes upon Seller a duty to recall any such product or a duty to warn customers of a defect in any such product.

4.21        Taxes.

(a)   Seller has duly filed or caused to be filed with the appropriate authorities on a timely basis all Tax Returns that it was required to file by Law. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 4.21(a) and are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet and the April Balance Sheet. Seller has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes in all material respects and has, within the time and in the manner prescribed by applicable Law, collected or withheld and timely paid over to the proper Governmental Authorities all material amounts required to be so collected or withheld and paid over under all applicable Laws.

(b)   Seller has delivered or made available to Buyer copies of, and Schedule 4.21(b) contains a complete and accurate list of, all Tax Returns filed by Seller since January 1, 2004. The federal and state income or franchise Tax Returns of Seller have not been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations. Schedule 4.21 (b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 4.21(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 4.21(b), Seller has no Knowledge that any Governmental Authority is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Seller has Knowledge. Schedule 4.21(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Schedule 4.21(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

(c)   The charges, accruals and reserves with respect to Taxes on the records of Seller are adequate and are at least equal to Seller's liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in Schedule 4.21 (c).

(d)  All Taxes that Seller is or was required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

(e)   There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.

(f)    Seller (i) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (ii) has no liability for Taxes of any person (other than Seller) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(g)   No Taxing authority is asserting, or to the Knowledge of Seller, threatening to assert, any adjustment (i) that could result in an additional Tax or (ii) with respect to which a Lien may be imposed, on any Purchased Asset. There is no Tax Lien, other than for Taxes not yet due and payable, on any of the Purchased Assets.

4.22         Labor and Employment Matters.

(a)   Seller is not party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller. None of the employees of Seller are represented by any labor organization and there are no organizational campaigns, demands, petitions or proceedings pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of Seller. To the Knowledge of Seller, there are no union claims to represent the employees of Seller. There is no agreement with any labor organization which restricts Seller from relocating or closing any or all of its businesses or operations. There are no grievances asserted or arbitrations pending arising from or related to any collective bargaining agreement or similar agreement. There are no strikes, controversies, slowdowns, work stoppages, lockouts or labor disputes pending or, to the Knowledge of Seller, threatened against and there has not been any such action affecting the Business during the past one (I) year.

(b)   Seller is, and at all times during at least the last one (1) year, has been, in compliance with all applicable Laws, regulations and ordinances respecting immigration, employment and employment practices with respect to the Business, and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and the Occupational Health and Safety Law, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or any other applicable Law, ordinance or regulation, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(c)    Except as set forth in Schedule 4.22(c), (i) there are no complaints, claims, controversies, charges, lawsuits or other Proceedings related to Seller pending, or, to Seller's Knowledge, threatened, in any court or with any agency responsible for the enforcement of federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract of employment, any Law governing labor relations, employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with Seller, including, but not limited to, the Equal Employment Opportunity Commission or any analogous state or local agency, the United States Department of Labor or any analogous state or local agency, the Occupational Safety and Health Administration or any analogous state or local agency, the United States Immigration and Naturalization Services, and the National Labor Relations Board or any analogous state or local agency; and (ii) to the Knowledge of Seller, no federal, state, local or foreign agency responsible for the enforcement of immigration, labor, equal employment opportunity, family and medical leave, wages, hours of work, the Occupational Health and Safety Law or any other employment law is conducting or intends to conduct an investigation with respect to or relating to Seller.

(d)   Except where Seller has provided the appropriate notice in accordance with all applicable Laws, during the one hundred eighty (180) day period prior to the date of this Agreement, Seller has not, within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law, including but not limited to the New York State Worker Adjustment and Retraining Notification Act (collectively, the "WARN Laws"), effectuated: (i) a "plant closing" affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or (ii) a "mass layoff' affecting any site of employment or facility of the Business, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law with respect to the Business or (iii) a "relocation," nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law with respect to the Business. Schedule 4.22(d) hereto lists each former employee of Seller who suffered an "employment loss" as defined in the WARN Laws during such one hundred eighty (180) day period.

(e)   The consummation of the Contemplated Transactions will not entitle any employee of Seller to severance pay, accelerate the time of payment, vesting, or increase the amount of compensation due to any employee of Seller, or result in an "excess parachute payment" (as defined in Section 280G(b)(l) of the Code) to any employee of Seller.

(f)    Since the date of the Financial Statements, there have been no increases in the compensation payable or to become payable to any of the employees of Seller, and there have been no payments or provisions for any material awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than in the Ordinary Course  of  Business. All  bonuses  heretofore granted to  employees of  Seller have  been  paid  in full.

(g)   Schedule 4.22(g) sets forth a  complete list of all business and/or assets of with respect to the Business involving federal contracts giving rise to any reporting or filing obligations with the Office of Federal Contract Compliance Programs ("OFCCP").

4.23        Non-Disclosure.

(a)   No representation or warranty of Seller in this Agreement and no statement in any other Transaction Document, or in any certificate, Exhibit or Schedule or other document furnished or to be furnished to Buyer in connection herewith or with the Contemplated Transactions omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)   No notice given pursuant to Section 6.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)   There is no fact known to Seller that has specific application to Seller (other than general economic or industry conditions) and that would reasonably be expected to have a Material Adverse Effect or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Business that has not been set forth in this Agreement or the Disclosure Schedules.

4.24        Commercial Bribery. Neither the Seller nor, to the Knowledge of the Seller, any director, officer, agent, employee or Affiliate of the Seller has taken any action, directly or indirectly, that would constitute an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any Person or political party or official thereof or any candidate for political office, in contravention of applicable Law, and the Seller has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to  Seller as of the date hereof and at and as of the Closing as follows:

5.1          Power and Authority; No Conflicts.

(a)    Buyer  has  all  corporate  power  and  authority to  execute  and  deliver  this Agreement and each other Transaction Document to which it is a party and to assume and perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the Transactions have been duly and validly authorized by all requisite action on the part of the board of directors of Buyer and, if required, the stockholders of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transactions. This Agreement has been, and on the Closing Date each other Transaction Document to which Buyer is a party will be, duly executed and delivered by Buyer, and (assuming the due execution of Seller) this Agreement is, and each other Transaction Document to which Buyer is a party when so executed and delivered on the Closing Date will be, a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) equitable principles limiting the availability of certain remedies.

(b)   Except as set forth on Schedule 5.l(b), the execution and delivery of this Agreement by Buyer does not, and the execution and delivery of each other Transaction Document to which Buyer is a party and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions will not, (i) contravene, conflict with or violate any provision of Buyer's articles of incorporation or by-laws and (ii) does not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any material adverse right of termination or cancellation by, or excuse the performance of, any other Person under, or result in the creation or imposition of any Lien upon Buyer or any of its assets or the acceleration of the maturity date or date of payment or performance of any obligation of Buyer or have a material adverse affect upon Buyer by reason of the terms of, any contract, Lien or order of any Governmental Authority to which Buyer is a party or is subject or which is or purports to be binding upon it.

5.2   Organization and Good Standing.   Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.3   No Brokerage or Finder's Fees.   Buyer has not employed, engaged or retained, or otherwise incurred any liability to, any Person as broker, finder, agent or other intermediary in connection with the Contemplated Transactions.

Article 6
COVENANTS OF THE PARTIES

6.1   Conduct of Business.   From the date hereof up to and including the Closing Date, (i) subject to any restrictions and obligations imposed by the Bankruptcy Court, Seller will not, without Buyer's consent, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing (but subject to the express limitation set forth in the immediately preceding sentence), Seller will, other than in the Ordinary Course of Business, refrain from doing any of the following in respect of the Purchased Assets: (a) disposing of, or transferring, any material Purchased Asset, (b) transferring any tangible Purchased Asset to any location other than the location where such Purchased Assets reside on the date hereof, (c) except as otherwise provided or required in this Agreement, terminating, amending or modifying the material terms of any Contracts; or (d) making any change in the compensation payable or to become payable to the employees of the Business; provided, however, that notwithstanding anything to the contrary in the preceding sentence, Seller may, upon prior written notice to Buyer in its reasonable discretion take such actions in connection with or as a result of the consequences (adverse or otherwise) of filing the Chapter 11 Case, if any, to cure defaults in respect of any Contracts and (e) creating any Encumbrance on any of its assets; and (ii) Seller shall obtain Buyer's prior written consent to any operational decisions of a material nature, which consent shall not be unreasonably withheld, conditioned or delayed.

6.2   Access and Information.

(a)   From the date hereof and up to and including the Closing Date, Seller shall (i) give Buyer and its representatives (including Buyer's accountants, counsel, financing sources, consultants, employees and such other representatives as Buyer may designate from time to time), upon reasonable notice and during normal business hours, full access to the books, records and affairs of Seller relating to the Purchased Assets and (ii) cause its officers and employees to furnish to Buyer all documents, records and information (and copies thereof) related to the Business as Buyer or its representatives may reasonably request; provided, that Buyer's access as provided herein shall not materially adversely affect or disturb Seller's ongoing business operations.

(b)   Prior to the Closing Seller shall have delivered to Buyer correct and complete copies of Seller's unaudited financial statements for the four (4) months ended April 30, 2009, including a balance sheet (the "April Balance Sheet") and the related statements of income and changes in stockholders' equity and cash flows for such period, which financial statements shall be deemed to be included in the definition of "Financial Statements" on the Closing Date for purposes of Section 4.4(b).

6.3   Tax Returns.  Taxes. Each Party shall timely pay all Taxes related to the Purchased Assets required to be paid by it and shall promptly forward to the other Party a copy of all written communications from any Taxing authority received by it which relate to the Purchased Assets.

6.4   Notice of Developments.   From the date hereof through the Closing Date, Seller shall promptly notify Buyer in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of Seller in this Agreement or which could have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect in any material respect, and (b) all other material developments affecting the Purchased Assets.

6.5   Inventory.  Between the date of this Agreement and the Closing, Seller shall not move, transfer or deliver any Inventory other than in the Ordinary Course of Business, and without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

6.6   Non-Disclosure of Confidential Information.   Seller and Buyer each recognize and acknowledge that by reason of their involvement with the Business or in connection with this Agreement, each has had access to Confidential Information. Seller and Buyer each agree that, prior to the Closing, neither of them will (a) divulge to anyone any Confidential Information or (b) disclose, publish or make use of any such Confidential Information (other than, with respect to Seller, in the performance of duties on behalf of Buyer or its Affiliates) without the prior written consent of the other; provided, that with respect to Seller, such obligations set forth herein shall survive the Closing. Notwithstanding the foregoing, Buyer's disclosure of Confidential Information to its legal and financial advisors in connection with reviewing and negotiating this Agreement and obtaining financing to consummate the Contemplated Transactions is hereby permitted. Without limiting the generality of the foregoing, Seller agrees to do all things reasonably necessary to maintain the confidentiality of its Intellectual Property and prevent any of its past or present employees, directors, agents, independent contractors and the Secured Creditors from distributing such information in any manner to any third parties. This provision does not apply to information which becomes available publicly without the fault of Seller or information which Seller is required to disclose in legal proceedings, provided Seller gives advance notice to Buyer and an opportunity for Buyer to resist such disclosure.

6.7   Non-Competition.     During the period  beginning on the  Closing Date  and ending on the third anniversary of the Closing Date (the "Restricted Period"), Seller, for itself and on behalf of each of its Affiliates, excluding Seller's officers at the time of the filing of the Chapter 11 Case (each, a "Restricted Party"), agrees, that such Restricted Party will not, during the Restricted Period, engage or assist any other Person to engage, directly or indirectly (other than as holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company), whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which is competitive with or similar to any business of either of Seller, Buyer, or any of their respective Affiliates (any such business or endeavor, a "Competitive Business"), anywhere in the United States and Canada (the "Restricted Territory"). In addition, no Restricted Party will, at any time, represent that it is continuing to cany on the Business, and each Restricted Party immediately shall inform any Person that inquires about the Business that the Business has been sold to Buyer. If any Governmental Authority determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Authority is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 6.7 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business. Notwithstanding anything contained in this Section 6.7, NYCIC may make qualified investments in qualified New York companies for the purpose of creating jobs in accordance with its primary business activity.

6.8   No Solicitation.   Except as otherwise approved by the Bankruptcy Court, from the date hereof until the Closing Date or earlier termination of this Agreement (provided that such termination is not the result of Seller's breach), (a) neither Seller nor any of its Affiliates or any person acting on behalf of any of the foregoing shall solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of the Purchased Assets (other than sales of products by Seller in the Ordinary Course of Business) and (b) no Party shall furnish or cause to be furnished any non-public information concerning the Purchased Assets to any Person (other than to a Party and its agents and representatives), other than in the Ordinary Course of Business or pursuant to applicable Laws and after prior written notice to the other Parties. Seller shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in any Purchased Asset, other than in the Ordinary Course of Business and consistent with this Agreement.

6.9   Public Statements.  Except for the filing of a motion pursuant to $363 (and $365, if applicable) of the Bankruptcy Code, and the documents and information required to be disclosed under the Bankruptcy Code and Rules of the Bankruptcy Court, from and after the date hereof and until the Closing Date, no Party shall, nor permit any Affiliate thereof to, either make, issue or release any press release or any oral or written public announcement or statement concerning or with respect to, or acknowledgment of the existence of, or reveal the terms, conditions and status of, the Transaction Documents or the Contemplated Transactions, without the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), unless such announcement is required by Law or a Governmental Authority, in which case the other Parties shall be given notice of such requirement prior to such announcement and the Parties shall consult with each other as to the scope and substance of such disclosure.

6.10        Other Actions.   The Parties  hereto  shall use  all  reasonable efforts to  (a) take,  or cause to be taken, all actions, (b) do, or cause to be done, all things, and (c) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required to in order to carry out the terms and provisions of this Agreement and the Transaction Documents and to consummate and make effective the Contemplated Transactions.

6.11       Transfer Taxes.   Cooperation on Taxes.

(a)   All national, federal, state, provincial or local transfer taxes in any country, including excise, sales, use, value added, real property transfer, stamp, documentary, filing, recordation, notarial and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement (the "Transfer Taxes"), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties shall be paid one-half by Seller, and one-half by Buyer; provided, that Buyer shall be responsible for preparing all Tax Returns or other filings in connection with Transfer Taxes described in this Section 6.11(a); provided further, that Seller shall have the right to review and agree in writing (such agreement not to be unreasonably withheld, conditioned or delayed) with all such Tax Returns or other filings in connection with Transfer Taxes prior to their filing. Any disputes between the Parties with respect to this Section 6.11(a) shall be referred for resolution to the Neutral Auditor. The resolution of such dispute by the Neutral Auditor shall be final, binding and conclusive on the Parties. The fees and expenses of the Neutral Auditor shall be borne one-half by Buyer and one-half by Seller.

(b)  Seller and Buyer shall cooperate with each other by executing or causing to be executed any required documents and by making available to the other, all books and records relating to the Purchased Assets or the Business (including work papers, records and notes of any kind) at all reasonable times, for the purpose of allowing the appropriate Party to complete its Tax Returns, respond to audits, make any determination required under this Agreement (including, but not limited to, determinations as to which period any asserted Tax liability is attributable), verify issues and negotiate settlements with Tax authorities or defend or prosecute Tax claims.

(c)   To the extent that Buyer has received notification from, or been directed by, a Governmental Authority to withhold any Taxes in connection with the Contemplated Transactions, Buyer shall give prompt written notice to Seller upon the receipt of such notification or direction, at which time the Parties shall use reasonable efforts to cooperate, acting in good faith, with respect to Buyer's right to withhold any such amounts from any payments due Seller hereunder.

6.12         Employees.

(a)   Nothing in this Agreement shall confer -upon any employee of Seller the right to employment with Buyer after the date hereof. Buyer, may, in its sole discretion, offer employment to such employees of Seller with respect to the Business as Buyer may determine subsequent to the date of this Agreement but prior to the Closing (all such employees accepting such offer are hereinafter referred to as the "Affected Employees"), it being understood that Buyer shall have the sole and exclusive discretion not to offer employment to particular employees of Seller.

(b)  The Parties hereto acknowledge and agree that, as of the Closing, the Affected Employees will cease accruing benefits under and shall cease participation in all Seller employee benefit plans. Buyer shall not have any liability or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of or relating to Seller being, or deemed to be, a joint employer or part of a single employer group with respect to Seller.

(c)   Seller shall not take any action, including, without limitation, the offering of employment with Seller or any of its Affiliates, to induce Affected Employees not to accept employment with Buyer.

(d)  To the extent permitted by Law, as soon as reasonably practicable following the date hereof, Seller will provide to Buyer the necessary employee data, including personnel and benefit information, maintained with respect to the Affected Employees by Seller or by its independent contractors, such as insurance companies and actuaries, in order to facilitate benefits and payroll transition for the Affected Employees.

(e)  Neither Buyer nor its Affiliates shall incur any liability or other obligation with respect to the WARN Laws or any similar applicable Law for any failure of Seller to comply with any obligation under such Laws on or prior to the Closing Date; Seller will have sole responsibility for any obligations or Liabilities to such employees under the WARN Laws or any state or local Law to the extent that the WARN Laws or state or local law thresholds are exceeded as a result of Buyer's failure to make offers of employment to such employees.

6.13         Employment Benefits.

(a)   Buyer shall have no liability nor any responsibility whatsoever in respect of any of Seller employee benefit plans.

(b)  Seller hereby agrees that Seller shall treat the consummation of the Contemplated Transactions as a "qualifying event" within the meaning of Section 4980B(f)(3) of the Code and shall offer COBRA continuation coverage pursuant to Section 4980B(f) of the Code under Seller's "group health plans" within the meaning of Section 4980B(g)(2) of the Code to each Affected Employee. Seller shall retain sole responsibility and liability with respect to such COBRA continuation coverage and Buyer shall have no liability with respect to Seller's offer, or failure to offer, of such COBRA continuation coverage to any Affected Employee.

(c)   Seller shall retain sole responsibility for all dental, medical, life insurance and disability expenses and benefits for each employee and covered dependents of such employee with respect to claims incurred on or prior to the Closing Date in respect of such Person. Buyer shall have sole responsibility, in accordance with the terms of any of Buyer's benefit plans, if any, for expenses and benefits with respect to claims incurred in respect of Affected Employees or covered dependents of such employees after the Closing Date; provided, however, that nothing in this Agreement shall be construed to require Buyer to establish any benefit plan, agreement or arrangement in respect of any Affected Employee. For purposes of this Section 6.13(c), a claim is deemed to be incurred when (i) with respect to medical or dental benefits, the medical or dental services giving rise to such claim are performed, and (ii) with respect to life or disability benefits, when the event giving rise to such claim occurs.

6.14         Risk of Loss.

(a)  Subject to Section 6.14(b) below, following the date of this Agreement and through and expiring upon the Closing, all risk of loss or damage to the Purchased Assets (including all Inventory) shall be borne by Seller.

(b)  If all or any portion of the Purchased Assets are damaged or destroyed (the "Damaged Assets") (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing and the cost to replace such Damaged Assets with substantially similar assets is less than five thousand dollars ($5,000), then the Parties shall proceed with the Contemplated Transactions and, upon the Closing, Buyer may (i) set off against the Purchase Price any amounts agreed by the Parties (acting in good faith) to account for the value of such Damaged Assets or (ii) require Seller to transfer to Buyer the proceeds (or the right to the proceeds) of any applicable insurance to which Seller or any Affiliate of Seller may be entitled, plus reimbursement for any insurance deductibles to replace the Damaged Assets with substantially similar assets. Notwithstanding the foregoing, if the cost to replace such Damaged Assets with substantially similar assets is greater than five thousand dollars ($5,000), then Buyer shall have the option to terminate this Agreement.

6.15         Cooperation by the Parties.   Seller will cooperate with Buyer in connection with the obligations of Buyer to file with the SEC the financial statements and pro forma financial information required to be included by it in its periodic reports and other filings (i.e., Forms 8-K, 10-K and 10-Q and registration statements filed under the Securities Act of 1933, as amended).

6.16         Preparation of GAAP Financials.   From the date hereof until the Closing, Seller shall provide, and shall cause Seller's accountant and auditors or other representatives to provide, at Seller's cost, such assistance, information and records to Buyer and Buyer's representatives as may be necessary for Buyer to review, and/or prepare, in accordance with GAAP, and Buyer's accountants to review and/or audit financial statements of Seller, including a balance sheet, related statements of income and cash flows, and changes in stockholder equity for the periods ended December 31, 2008 and December 31, 2007 (the "GAAP Financials"), or any quarterly periods during or subsequent to December 3 1,2008 and 2007. Except as otherwise provided herein, the cost of preparing the GAAP Financials shall be that of Buyer.

6.17        Sale Order and Procedures Order.  Seller shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Sale Order and the Procedures Order, in form and substance reasonably satisfactory to Buyer.

Article 7
CONDITIONS PRECEDENT TO CLOSING

7.1   Conditions Precedent to Performance by Seller and Buyer. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (other than the condition contained in Section 7.l(a), the satisfaction of which cannot be waived), on or prior to the Closing Date, of the following conditions:

(a)   The Procedures Order shall have been entered by the Bankruptcy Court by May 7, 2009, shall be in compliance in all material respects with this Agreement, and shall be final and non-appealable.

(b)  The Sale Order shall have been entered by the Bankruptcy Court by May 21, 2009, and shall be in compliance in all material respects with this Agreement that materially affect the transaction provided for herein, and shall be final and non-appealable.

7.2   Conditions Precedent to Buyer's Obligations to Close. The obligation of Buyer to enter into this Agreement and to consummate the Contemplated Transactions is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that Buyer shall have the right to waive all or any part of each such condition, and to close the Contemplated Transactions without, however, releasing Seller from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by Buyer by reason of the breach by Seller of any covenant, obligation, agreement or condition contained herein, by reason of any misrepresentation made by Seller; and provided further, however, that Buyer's participation in the Closing shall not in any way be deemed to be a waiver of any claim it may have hereunder for any breach of any representation, warranty, covenant or agreement contained herein:

(a)   Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects on the date hereof, and shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct as of such date) without taking into account any qualifiers of materiality or qualifiers of similar import or any updates to the Disclosure Schedules.

(b)   The covenants and agreements of Seller contained in this Agreement and required to be complied with or performed on or prior to the Closing Date shall have been complied with or performed.

(c)   There shall not have occurred any event, fact or circumstance between the date hereof and the Closing Date which, individually or in the aggregate, has, or would reasonably be expected to have, a Material Adverse Effect on the Purchased Assets or the Business that continues to exist on the Closing Date.

(d)  The form and substance of all certificates, transfer documents, consents, instruments, and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

(e)   Buyer, in its sole discretion, shall be satisfied with the results of its legal, financial and operational due diligence review of Seller, the Business and the Purchased Assets, and with the form and substance of each Disclosure Schedule, any update to any Disclosure Schedule and any other information regarding Seller, the Business or the Purchased Assets, in each case provided or made available to Buyer.

(f)    Buyer shall have received the documents required to be delivered by Seller at the Closing as provided in Section 3.2.

(g)   All required approvals, consents and authorizations of all third parties have been received, if any.

(h)   Buyer shall have received the authorization and approval of Buyer's Board of Directors to enter into this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions, as required.

(i)    Subject to Buyer's  governance procedures, at the Closing, a representative of  The  New  York  Community Investment  Company,  L.L.C.  ("NYCIC") general  management team will be elected to serve as a Director of Buyer; provided, that such representation shall not be less than one-third (1/3) of the total number of members of the Board of Directors of Buyer at Closing. Such appointment shall provide that all expenses for attendance of meetings or other authorized business shall be reimbursed at cost.

(j)    Seller shall have delivered to Buyer, in form and substance reasonably acceptable to Buyer, a right of access and occupancy agreement, duly executed by the landlord under the Real Property Lease with respect to the Leased Real Property, whereby Buyer shall be allowed access to, and to bring invitees on to, the Leased Real Property and to store and remove (or have removed) any of the Purchased Assets therefrom for a period of not less than thirty (30) days from the Closing, or such other period as mutually agreed to by the Parties. Any fees associated with such agreement shall be borne by NYCIC. If the landlord does not execute such an agreement and Buyer waives such condition, Seller shall use its best efforts to afford Buyer and its invitees the rights and privileges set forth in the first sentence hereof.

7.3   Conditions Precedent to Seller's Obligations to Close. The obligation of Seller to enter into this Agreement and to consummate the Contemplated Transactions is subject to the satisfaction prior to or on the Closing Date of each of the following conditions; provided, however, that Seller shall have the right to waive all or any part of each such condition, and to close the Contemplated Transactions without, however, releasing Buyer from any covenant, obligation, agreement or condition contained herein or from any liability for any loss or damage sustained by Seller by reason of the breach by Buyer of any covenant, obligation, agreement or condition contained herein, by reason of any misrepresentation made by Buyer; provided further, however, that Seller's participation in the Closing shall not in any way be deemed to be a waiver of any claim it may have hereunder for any breach of any representation, warranty, covenant or agreement:

(a)   Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date) without taking into account any qualifiers of materiality or qualifiers of similar import.

(b)   The covenants and agreements contained in this Agreement to be complied with or performed by Buyer on or before the Closing Date shall have been complied with or performed.

(c)   The form and substance of all certificates, opinions, consents, instruments and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel, and the execution and delivery of said certificates, consents, instruments and other documents, and the consummation of the transactions contemplated thereby, shall have been approved by the Board of Directors of Seller.

(d)   Seller shall have received the documents required to be delivered at the Closing as provided in Section 3.3, in each case duly executed by Buyer.

Article 8
TERMINATION

8.1   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)   by the mutual written agreement of Buyer and Seller;

(b)   by  Buyer  or  Seller (if  such Party  is not  in breach of  or Default  under  this Agreement) by giving written notice to such effect to the other Party if the Closing shall not have occurred within five (5) business days following the receipt of approval of the consummation of the Contemplated Transactions by the Bankruptcy Court, or such later date as the Parties shall have agreed in writing prior to the giving of such notice;

(c)   by either Buyer or Seller in the event of a breach by, or Default of, the other Party hereto where such breach or Default is not cured within twenty (20) days after notice thereof is received;

(d)  by Buyer, if Buyer is not satisfied, in its sole reasonable discretion, with the results of its legal, financial or operational due diligence review of Seller, the Business or the Purchased Assets, or with the form and substance of any Disclosure Schedule, any update to any Disclosure Schedule or any other information regarding Seller, the Business or the Purchased Assets, in each case provided or made available to Buyer;

(e)   by either Buyer or Seller, immediately upon an Order becoming final and non-appealable that declares this Agreement or the Sale Order is invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby (a "Termination Order"); provided, however, that neither Seller nor Buyer shall have the right to terminate this Agreement pursuant to this Section 8.1 (el if such Party has sought entry of, or has failed to use all commercially reasonable efforts to oppose entry of, such Termination Order;

(f)    by Buyer if the Procedures Order and/or the Sale Order shall not have been issued and entered by the Bankruptcy Court on or before May 8, 2009 and June 1, 2009, respectively.

(g)   by Seller or Buyer if the Bankruptcy Court enters an Order approving the sale of any material portion of the Purchased Assets as such materiality shall be determined in the sole and absolute discretion of Buyer, to a third-party purchaser (whether or not any such alternative transaction shall be consummated); or

(h)   if the Chapter 11 Case shall be dismissed or converted to a case in respect of Seller under Chapter 7 of the Bankruptcy Code.

8.2   Obligations Upon Termination.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties shall terminate except for those set forth in Section 8.3.

8.3   Termination on Alternative Transaction.

(a)   If this Agreement is terminated pursuant to Section 8.1(g) (i) Seller shall pay Buyer the Break-Up Fee and Expense Reimbursement in accordance with Section 8.3(b), and (ii) this Agreement shall become null and void and of no effect (except for this Article 8, Article 1 and Article 9, which shall survive termination), and (iii) except as provided in this Section 8.3, none of Buyer nor Seller shall have any liability or obligation arising under or in connection with this Agreement.

(b)   If this Agreement is terminated pursuant to Section 8.1(g) Seller shall pay to Buyer by wire transfer in immediately available funds (i) a cash fee equal to fifty thousand dollars ($50,000) (the "Break Up Fee") such fee to be paid upon the entry of an Order by the Bankruptcy Court approving the alternative transaction or dismissing the Chapter 11 Case or converting the Chapter 1 Case to a Chapter 7 case and (ii) the Buyer's reasonable out-of-pocket fees and costs, including costs of counsel, in an amount not to exceed seventy-five thousand dollars ($75,000) upon submission of invoices with respect to the same (the "Expense Reimbursement").

(c)   Seller's obligation to pay the Break Up Fee and the Expense Reimbursement pursuant to this Section 8.3 shall survive termination of this Agreement, shall constitute an administrative expense of Seller under Sections 503(b) and 507(a)(2) of the Bankruptcy Code, and shall be payable and paid to Buyer by either Seller or the Secured Creditors without further Order of the Bankruptcy Court.

(d)   Payment of the Break Up Fee and the Expense Reimbursement shall be the exclusive remedy of Buyer for a termination of this Agreement pursuant to Section 8.1(a) .

Article 9
BANKRUPTCY COURT APPROVAL

9.1   Bankruptcy Approval Necessary. The approval of the Bankruptcy Court is required for the transactions contemplated by this Agreement to be enforceable. Prior to the Closing, Seller shall have filed a motion pursuant to Sections 105(a), 363 and 364 of the Bankruptcy Code for an order approving the Agreement and the Contemplated Transactions as well as approving the "stalking horse" protections set forth in Schedule 9.l(a), the Procedures Order, the Break Up Fee and the Expense Reimbursement (the "Motion"), in form and substance consistent with this Agreement and materially and reasonably acceptable to Buyer.

(a)   Procedures. The Motion shall seek, on an expedited basis, entry of an order (the "Procedures Order") providing for, in substance, and approving in their entirety, the bidding procedures listed on Schedule 9.1(a), including but not limited to the Break-Up Fee and Expense Reimbursement.

(b)  Sale Order. The Motion shall also seek on an accelerated basis, entry of an order (the "Sale Order"), in form and substance mutually and reasonably acceptable to Buyer and Seller, approving and authorizing this Agreement with Buyer and the transactions contemplated hereby and implementation thereof and providing for all necessary and customary findings and holdings, including but not limited to the following:

(i)    Seller has previously marketed the Purchased Assets, and all interested parties, potential bidders and parties who hold Liens in the Purchased Assets have received proper and adequate notice of the sale in accordance with the Bankruptcy Code and applicable orders of the Bankruptcy Court, including the Procedures Order and any other related orders;

(ii)   Seller is authorized and directed to consummate and implement the transaction contemplated under this Agreement;

(iii)   the terms of this Agreement are fair and reasonable and provide fair value for the Purchased Assets, Buyer's bid is the highest and best offer for the Purchased Assets, and the sale of the Purchased Assets to Buyer is in the best interests of Seller and its creditors and Seller's Chapter 11 estate;

(iv)   except as may be provided in this Agreement, the Purchased Assets are being sold free and clear of any and all Liens, with any such Liens to attach to the sale proceeds to be received by Seller in the same priority and subject to the same defenses and avoidability, if any, as before the Closing, and Buyer would not enter into this Agreement or purchase the Purchased Assets otherwise;

(v)    the transfer of the Purchased Assets to Buyer will be a legal, valid and effective transfer of the Purchased Assets, and will vest Buyer with all right, title and interest of Seller to the Purchased Assets free and clear of any and all Liens, including any such Liens (A) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of Seller's or Buyer's interest in the Purchased Assets, or similar rights, or (B) relating to Taxes or any other Liabilities relating to the Purchased Assets, Seller or the Business;

(vi)   Buyer is a good faith buyer entitled to the protections afforded by Section 363(m) of the Bankruptcy Code such that the reversal or modification on appeal of the Sale Order shall not affect the validity of the sale of the Purchased Assets as contemplated hereunder, negotiations have been fair and arms' length, and no party has engaged in any conduct that would cause the sale to be avoided under Section 363(n) of the Bankruptcy Code; and

(vii)  Buyer shall have no obligations with respect to any Liabilities of Seller other than its obligations under this Agreement.

(viii) Upon the Closing of the Agreement and the transactions contemplated thereby, Buyer shall not be deemed to (i) be the successor to Seller, (ii) have, defacto or otherwise, merged with or into Seller, or (iii) be a continuation or substantial continuation of Seller or the enterprise of Seller.

(ix)   The Purchase Price shall be paid to NYCIC in the form of the Consideration Note, together with the delivery of cash paid to the Secured Creditors (other than NYCIC) by the Seller at Closing, in full satisfaction of the Seller Note.

Additionally, and without in any way limiting the effect of Sections 9.1, the Motion shall request that the Sale Order provides that it shall become effective immediately and that the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d) shall be waived for cause.

9.2   Waiver of Conditions.  Seller may waive any or all of the conditions precedent in Section 7.3 of this Agreement, and Buyer may waive any and all of the conditions precedent in Section 7.2, in either case by written notification to the other Party.

Article 10
MISCELLANEOUS

10.1         Limitation of Authority.   No provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association between the Parties hereto, or to authorize or to empower either Party hereto to act on behalf of, obligate or bind the other Party hereto.

10.2         Transaction Fees and Expenses.  Subject to Section 8.3, each Party hereto agrees to and shall bear such costs, fees and expenses as may be incurred by it in connection with this Agreement and the Contemplated Transactions.

10.3         Notices.   Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any Party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger for same day delivery or a nationally recognized overnight courier service for next day delivery, in each case with receipt therefor, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by facsimile transmission, with a written copy thereof sent on the same day by nationally recognized overnight courier service, to such Party at the following address:

To Buyer at:

DineWise, Inc.
500 Bi-County Boulevard, Suite 400
Farmingdale, NY  11735
Attention: Thomas McNeill
Fax No.:   (63 1) 694-8493

with a copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York  10174
Attention:  Michael J. Shef, Esq.
Fax No.:   (2 12) 704-5974

To Seller at:

Home Bistro Foods, Inc.
190 Banker Road
Plattsburgh, New York  12901
Attention: Steven Hieber

with a copy to:

Nolan & Heller, LLP
39 North Pearl Street
Albany, New York  12207
Attn: Francis J. Brennan
Fax No.:   (5 18) 432-3 123

or such other address as a Party hereto may at any time, or from time to time, direct by notice given to the other Party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt; in the case of clause (a)(ii), five (5) business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

10.4        Amendment.   Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless made in writing and signed by or on behalf of the Parties hereto by a Person who has the authority to do so.

10.5        Waiver.   No course of dealing of any Party hereto, no omission, failure or delay on the part of any Party hereto in asserting or exercising any right hereunder, and no partial or single exercise of any right hereunder by any Party hereto shall constitute or operate as a waiver of any such right or any other right hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the Party to be charged therewith. No waiver of any provision hereof shall be deemed or construed as a continuing waiver, as a waiver in respect of any other or subsequent breach or default of such provision, or as a waiver of any other provision hereof unless expressly so stated in writing and signed by or on behalf of the Party to be charged therewith.

10.6        Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York, without regard to principles of choice of law or conflict of laws that would defer to the substantive laws of another jurisdiction.

10.7        Jurisdiction.   Each of the Parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Northern District of New York in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such District (unless such court lacks jurisdiction with respect to such Proceeding, in which case, each of the Parties hereto irrevocably consents to the jurisdiction of the courts of the State of New York in connection with such Proceeding and waives any objection to venue in Clinton County, State of New York), and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by Section 10.3(a)(ii). All of the fees and expenses of such Proceeding, together with all reasonable attorney's and accountant's fees and expenses of each Party hereto in connection therewith, shall be borne by the losing Party, or as allocated by the court.

10.8        Remedies.   In the event of any actual or prospective breach or default by any Party hereto, the other Party shall be entitled to, but not limited to, equitable relief, including remedies in the nature of rescission, injunction and specific performance.

10.9         Severability.   The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the Parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

10.10      Further Assurances.   Each Party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other Party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

10.11      Assignment.   This Agreement, and each right, interest and obligation hereunder, may not be assigned, whether by operation of law, merger, consolidation or otherwise, by any Party hereto without the prior written consent of all of the other Parties, and any purported assignment without such consent shall be void and without effect.

10.12      Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, successors and permitted assigns.

10.13      No Third Party Beneficiaries.   Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than the Parties hereto and their successors in interest and their actual permitted assignees. -

10.14      Entire Agreement.   This Agreement (including all the Schedules and Exhibits attached hereto), together with the certificates specifically referred to herein or required to be delivered pursuant to the terms hereof, contains, and is intended as, a complete statement of all of the terms of the agreements between the Parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

10.15      Headings.   The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

10.16      Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on the following pages]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

"Seller"

HOME BISTRO FOODS, INC.

By:	/s/ Steve Jones
Name: Steve Jones
Title: President and CEO

"Buyer"

DINEWISE, INC.

By:	/s/ Paul A. Roman
Name: Paul A. Roman
Title: President and CEO

Solely for purposes of Section 7.2(i) of the Agreement, NYCIC agrees to be liable for the obligations and payments therein.

NEW YORK COMMUNITY INVESTMENT COMPANY L.L.C.

By:	/s/ Thomas E. Hillman
Name:	Thomas E. Hillman
Title:	General Manager

Exhibit A

Form of Consideration Note

A-1

Exhibit B

Bill of Sale and Assignment Agreement

B-1

Schedule 9.1 (a)

Bid Procedures

1.
 Notice. Seller will send notice of the proposed procedures on an expedited basis to all parties in interest and all potential purchasers reasonably known to Seller, in such manner as approved by Bankruptcy Court. Such notice shall identify Buyer as the Stalking Horse and will advise recipients that if they are interested in obtaining a copy of this Agreement or are interested in considering a bid for the assets to be sold, they should contact [Steven Hieber, Home Bistro Foods, Inc., 190 Banker Road, Plattsburgh, New York 12901, Fax No. (5 18) 825-2070, with the appropriate contact information to be set forth in the notice. This Agreement shall also be attached to a motion (the "Motion") to be filed by Seller seeking approval of the transactions provided for in this Agreement, subject to the overbid protections and procedures set forth in this Schedule 9.l(a).

2.
Stalking Horse Protections. Buyer shall be designated the "Stalking Horse". If a material portion of the assets to be sold pursuant to this Agreement are sold to an entity other than Buyer (or an Affiliate of Buyer) in accordance with the procedures provided in the Motion, then Buyer shall be paid, in cash upon the issuance of an Order of the Bankruptcy Court approving such alternative transaction, (A) the amount equal to fifty thousand dollars ($50,000) (such amount, the "Break-Up Fee") and (B) commencing as at April 1, 2009, Buyer's reasonable out-of-pocket fees and costs, including costs of counsel, in an amount not to exceed seventy-five thousand dollars ($75,000) (the "Expense Reimbursement", and together with the Break-Up Fee, the "Stalking Horse Protections"). Without in any way limiting the foregoing, if the transactions contemplated in this Agreement fail to close for any reason other than the termination by Seller pursuant to Section 8.1(c) for Buyer's breach of this Agreement, Seller shall pay to Buyer, in cash and upon demand, the Expense Reimbursement. The Stalking Horse Protections shall be entitled to status and payment as a super-priority administrative expense in the Bankruptcy Case under Section 364(c)(1) of the Bankruptcy Code payable, if applicable, as and when set forth hereinabove.

3.
 Offer Deadline. Binding offers to purchase substantially all of the assets to be sold under this Agreement ("Qualified Offers") may be submitted up to four (4) days prior to the date the Offer Evaluation Process (defined below) is to occur. Each Qualified Offer should include (i) a mark-up of this Agreement, (ii) detailed information about the party making the Qualified Offer, including its financial and other capacity to consummate the transaction, (iii) information sufficient to demonstrate that the party making the Qualified Offer will be able to provide parties to such contracts and leases with adequate assurance of its ability to perform under them and (iv) a one hundred twenty-five thousand dollar ($125,000) deposit. Although a Qualified Offer may be subject to some contingencies, any such contingencies shall be considered by Seller when evaluating and comparing Qualified Offers.

Schedule-1

4.
Offer Evaluation Process. Two (2) business days prior to the hearing to approve the Sale Order, a meeting (the "Offer Evaluation Process") will be held at the offices of Nolan & Heller, LLP, counsel to Seller, if Seller determines in its discretion, after consultation with its Secured Creditors, that proceeding with the Offer Evaluation Process is appropriate. During the Offer Evaluation Process, Seller shall evaluate the offers of Buyer and any Qualified Offers, including Qualified Offers submitted during the Offer Evaluation Process, provided that (i) initial Qualified Offers shall be considered only if, as determined by Seller in its sound business judgment, they provide consideration for the proposed purchased assets that exceeds the consideration offered for such assets by Buyer by $150,000.00, and (ii) successive Qualified Offers shall be considered only if they exceed the previous offer by $25,000. In comparing offers during the Offer Evaluation Process, and to the extent the Stalking Horse Protections are approved by the Bankruptcy Court, the parties shall consider that selecting the offer of Buyer would avoid having to pay Buyer Stalking Horse Protections. Seller may recess the Offer Evaluation Process from time to time in its discretion in order to assess Qualified Offers or permit participants to alter or increase their Qualified Offers. Seller may conduct the Offer Evaluation Process as an auction, a series of negotiations or whatever other means it determines in its sound business judgment.

5.
Seller's Sound Business Judgment. Seller shall have the sole and absolute discretion, subject to approval of the Bankruptcy Court, to determine the relative value of any Qualified Offer or Offers, to determine whether to accept or reject any Qualified Offer or Offers, subject to Buyer's entitlement to Stalking Horse Protections as set forth herein, and to determine which Qualified Offer it deems to comprise the highest and best offer available. Specifically, in evaluating competing Qualified Offers, Seller shall not be limited to price as the determinative factor, but may consider other factors, including, without limitation, the financial qualifications of the party or parties submitting the Qualified Offer or Offers and the likelihood that the proposed transaction will close within a timeframe acceptable to Seller.

6.
Selection of Highest and Best Bid or Bids. Upon the conclusion of the Offer Evaluation Process, Seller shall file and serve a supplement to the Motion identifying the highest and best Qualified Offer, as determined in its sound business judgment following the Offer , Evaluation Process in consultation with its Secured Creditors, and requesting approval of the sale of Seller' assets pursuant to Sections 363 and 365 of the Bankruptcy Code to, as the case may be, the Buyer or such other party submitting such Qualified Offer. Seller shall request that the Bankruptcy Court schedule the hearing on the sale approval on an expedited basis by no later than May 25,2009.

Schedule-2